Exhibit 4.5

EXECUTION VERSION

ASSET REPRESENTATIONS REVIEW AGREEMENT

WFB FUNDING, LLC,

as Transferor

and

WORLD’S FOREMOST BANK,

as Servicer and in its individual capacity

and

CLAYTON FIXED INCOME SERVICES LLC,

as Asset Representations Reviewer

CABELA’S MASTER CREDIT CARD TRUST

Dated as of June 14, 2016

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EXHIBITS

Exhibit A

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ASSET REPRESENTATIONS REVIEW AGREEMENT

This ASSET REPRESENTATIONS REVIEW AGREEMENT (this “Agreement”), entered into as of the 14th day of June, 2016, by and among WFB FUNDING, LLC, a Nebraska limited liability company (together with its successors and assigns, “Funding”), as transferor (the “Transferor”), WORLD’S FOREMOST BANK, a Nebraska state banking corporation, in its individual capacity (together with its successors and assigns, “WFB”), and as Servicer (the “Servicer”), and Clayton Fixed Income Services LLC, a Delaware limited liability company, as Asset Representations Reviewer (the “Asset Representations Reviewer”).

WHEREAS, in the normal course of its business WFB originates and acquires credit card accounts and receivables in such credit card accounts.

WHEREAS, WFB sells the receivables (the “Receivables”) arising in a subset of the credit card accounts (such subset, the “Accounts”) that it owns to Funding, pursuant to the Amended and Restated Receivables Purchase Agreement, dated as of June 14, 2016, among WFB and Funding (that agreement, as amended, together with each predecessor agreement, as the same may in the future be amended, supplemented or otherwise modified, the “Receivables Purchase Agreement”).

WHEREAS, Funding securitizes the Receivables that it buys from WFB by selling the Receivables to U.S. Bank National Association, as trustee (the “Master Trust Trustee”) of the Cabela’s Master Credit Card Trust (the “Master Trust”), pursuant to the Third Amended and Restated Pooling and Servicing Agreement, dated as of June 14, 2016, among the Transferor, the Servicer and the Master Trust Trustee (that agreement, together with each predecessor agreement, as the same may in the future be amended, supplemented or otherwise modified, the “Pooling and Servicing Agreement”). The Master Trust is a common law trust formed pursuant to the Pooling and Servicing Agreement. Pursuant to the Series 2004-1 Supplement to the Pooling and Servicing Agreement, dated as of April 14, 2004, among the Transferor, the Servicer and the Master Trust Trustee (as the same has been and may in the future be amended, supplemented or otherwise modified from time to time, “Series 2004-1 Supplement”), the Master Trust issued the Series 2004-1 Certificate representing an undivided interest in the pool of Receivables held by the Master Trust Trustee (the “Collateral Certificate”); that Collateral Certificate is currently held by Cabela’s Credit Card Master Note Trust, a Delaware statutory trust (the “Note Issuer”), as collateral for notes that have been and will be issued from time to time by the Note Issuer (the “Notes”).

WHEREAS, the Servicer has determined to engage the Asset Representations Reviewer to perform reviews of certain Receivables and, to the extent necessary to such reviews, the related Accounts for compliance with certain representations and warranties made by WFB and Funding, as applicable, about the Receivables.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01. Definitions. Capitalized terms used but not defined in this Agreement have the meanings ascribed to those terms in (i) the Receivables Purchase Agreement, (ii) the Pooling and Servicing Agreement, or (iii) the Series 2004-1 Supplement, as applicable.

Section 1.02. Additional Definitions. Whenever used in this Agreement, the following words and phrases shall have the following meanings:

“ABS Issuance Date” means any date, following the date of this Agreement, on which (i) any Investor Certificate is issued by the Master Trust or (ii) any Note is issued by the Note Issuer.

“Accounts” has the meaning specified in the recitals of this Agreement.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“ARR Indemnified Person” has the meaning stated in Section 5.03.

“Asset Representations Reviewer” has the meaning specified in the first paragraph of this Agreement.

“Business Day” shall have the meaning specified in the Pooling and Servicing Agreement.

“Client Records” has the meaning stated in Section 3.15.

“Collateral Certificate” has meaning specified in the recitals of this Agreement.

“Confidential Information” has the meaning stated in Section 7.01(a).

“Debtor Relief Laws” shall have the meaning specified in the Pooling and Servicing Agreement.

“Disclosing Party” has the meaning stated in Section 7.01(a).

“Dispute Resolution Proceeding” means any proceeding under Section 6.04 of the Receivables Purchase Agreement or Section 2.09 of the Pooling and Servicing Agreement.

“Disqualification Event” has the meaning stated in Section 6.01(a).

“Eligible Asset Representations Reviewer” means a Person who (i) is not affiliated with WFB, the Transferor, the Servicer, the Master Trust Trustee, the Indenture Trustee, the Owner Trustee, or any of their respective affiliates, and (ii) was not engaged, nor affiliated with a Person that was engaged, by WFB, the Transferor, or any underwriter of the Investor Certificates or Notes to perform due diligence work on the Receivables or the Accounts in connection with the closing for an issuance of such Investor Certificates or Notes.

“Eligible Representations” shall mean those representations identified within the “Tests” included in Exhibit A.

“Engagement Date” means June 14, 2016.

“Final Review Report” has the meaning stated in Section 3.10.

“Funding” has the meaning specified in the first paragraph of this Agreement.

“Governmental Authority” shall have the meaning specified in the Pooling and Servicing Agreement.

“Indenture” means the Second Amended and Restated Indenture, dated as of June 14, 2016, between the Note Issuer and the Indenture Trustee, together with each predecessor agreement, as the same may in the future be amended, supplemented or otherwise modified from time to time.

“Indenture Trustee” means U.S. Bank National Association, as indenture trustee under the Indenture.

“Insolvency Event” means the Asset Representations Reviewer shall consent to the appointment of a conservator, receiver, trustee or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Asset Representations Reviewer or relating to all or substantially all of its property, or a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver, trustee or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the Asset Representations Reviewer; or the Asset Representations Reviewer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

“Investor Certificate” has the meaning specified in the Pooling and Servicing Agreement.

“Investor Certificateholder” has the meaning specified in the Pooling and Servicing Agreement.

“Master Trust Trustee” has the meaning specified in the first paragraph of this Agreement.

“Note Issuer” has the meaning specified in the recitals of this Agreement.

“Notes” has the meaning specified in the recitals of this Agreement.

“Obligor” has the meaning specified in the Pooling and Servicing Agreement.

“Personally Identifiable Information,” or “PII,” has the meaning stated in Section 7.02(a).

“Pooling and Servicing Agreement” has the meaning specified in the recitals of this Agreement.

“Preliminary Review Report” has the meaning stated in Section 3.10.

“Receivables” has the meaning specified in the recitals of this Agreement.

“Receivables Purchase Agreement” has the meaning specified in the recitals of this Agreement.

“Receiving Party” has the meaning stated in Section 7.01(a).

“Representatives” has the meaning stated in Section 7.01(a).

“Representing Party” has the meaning specified in the Receivables Purchase Agreement or the Pooling and Servicing Agreement, as applicable.

“Requesting Party” has the meaning specified in the Receivables Purchase Agreement or the Pooling and Servicing Agreement, as applicable. If the Master Trust Trustee is acting as Requesting Party pursuant to the direction of an Investor Certificateholder, all references in this Agreement to the liability of the Requesting Party for fees and expenses of the Asset Representations Reviewer shall be understood to be the liability of the directing Investor Certificateholder and not U.S. Bank National Association in its individual capacity.

“Review” means the performance by the Asset Representations Reviewer of the procedures listed under “Tests” in Exhibit A for the Review Receivables and Review Accounts, as further described in Article III.

“Review Accounts” means those Accounts identified by the Servicer as requiring a Review by the Asset Representations Reviewer following receipt of a Review Notice pursuant to Section 3.02.

“Review Fee” has the meaning stated in Section 4.01(b).

“Review Materials” means, for a Review, the documents, data, and other information listed in Exhibit A.

“Review Notice” has the meaning stated in Section 3.02.

“Review Receivables” means those Receivables identified by the Servicer as requiring a Review by the Asset Representations Reviewer following receipt of a Review Notice pursuant to Section 3.02.

“Review Report” means each of the Preliminary Review Report and the Final Review Report.

“Security Breach” has the meaning stated in Section 7.02(d).

“Series 2004-1 Supplement” has the meaning specified in the recitals of this Agreement.

“Servicer” has the meaning specified in the first paragraph of this Agreement.

“Supplemental Review Materials” has the meaning stated in Section 3.10.

“Tests” mean the procedures listed in Exhibit A as applied to the process described in Section 3.05.

“Test Complete” has the meaning stated in Section 3.07.

“Test Fail” has the meaning stated in Section 3.05.

“Test Incomplete” has the meaning stated in Section 3.04.

“Test Pass” has the meaning stated in Section 3.05.

“Transferor” has the meaning specified in the first paragraph of this Agreement.

“WFB” has the meaning specified in the first paragraph of this Agreement

“WFB Indemnified Person” has the meaning stated in Section 5.04.

ARTICLE II.

ENGAGEMENT; ACCEPTANCE

Section 2.01. Engagement; Acceptance. The Servicer engages Clayton Fixed Income Services LLC to act as the Asset Representations Reviewer. The Asset Representations Reviewer accepts the engagement and agrees to perform the obligations of the Asset Representations Reviewer on the terms stated in this Agreement.

Section 2.02. Independence of the Asset Representations Reviewer. The Asset Representations Reviewer will be an independent contractor and will not be subject to the supervision of WFB, the Transferor, the Servicer or the Master Trust Trustee for the manner in which it accomplishes the performance of its obligations under this Agreement. The Asset Representations Reviewer will have no authority to act for or represent the Transferor, WFB, the Servicer or the Master Trust Trustee and is not being appointed as, and will not be considered, an agent of the Transferor, WFB, the Servicer or the Master Trust Trustee. Nothing in this Agreement will make the Asset Representations Reviewer and any of the Transferor, WFB, the Servicer or the Master Trust Trustee, members of any partnership, joint venture or other separate entity or impose any liability as such on any of them.

ARTICLE III.

DUTIES OF THE ASSET REPRESENTATIONS REVIEWER

Section 3.01. Review Scope. The Review is designed to determine whether the Review Receivables and Review Accounts were not in compliance with the Eligible Representations.

The Review is not designed to determine any of the following:

(a) Reason for delinquency;

(b) Creditworthiness of the Obligor, either at the time of the Review or as of the Review Receivable or Review Account creation date;

(c) Overall quality of any Review Receivable or Review Account;

(d) Whether the Servicer has serviced any Review Receivable or Review Account in compliance with the Pooling and Servicing Agreement;

(e) Whether noncompliance with the representations or warranties constitutes a breach of the provisions of either the Pooling and Servicing Agreement or the Receivables Purchase Agreement;

(f) Whether the Review Receivables or Review Accounts were in compliance with the representations and warranties set forth in the Receivables Purchase Agreement or the Pooling and Servicing Agreement, except as expressly described in this Agreement; or

(g) To establish cause, materiality or recourse for any Test Fail.

Section 3.02. Review Notices. Upon receipt of a notice (a “Review Notice”) from the Servicer pursuant to the terms of the Pooling and Servicing Agreement and upon obtaining access to any Review Materials as provided in Section 3.03, the Asset Representations Reviewer will start its Review. Once the Review Notice is issued, the Servicer will deliver a current list that identifies each Review Account and the balance of the Review Receivables to the Asset Representations Reviewer within twenty (20) days.

The Asset Representations Reviewer is not obligated to verify (i) whether the Servicer properly determined that a Review Notice was required or (ii) the accuracy or completeness of the list of Review Accounts or the balance of the Review Receivables made available by the Servicer.

Section 3.03. Review Materials. The Servicer will give the Asset Representations Reviewer access to the Review Materials for all of the Review Receivables and Review Accounts within sixty (60) days after issuance of the Review Notice in one or more of the following ways: (i) by providing access to the Servicer’s receivables systems, either remotely or at an office of the Servicer, (ii) by electronic posting to a password-protected website to which the Asset Representations Reviewer has access, (iii) by providing originals or photocopies at an office of the Servicer where the documents relating to the Receivables and the related Accounts are located or (iv) in another manner agreed to by each of the Servicer and the Asset Representations Reviewer. The Servicer may redact or remove Personally Identifiable Information from the Review Materials without changing the meaning or usefulness of the Review Materials for the Review.

If the Servicer provides access to the Review Materials at one of its offices, such access will be afforded without charge but only (i) upon reasonable notice, (ii) during normal business hours, (iii) subject to the Servicer’s normal security and confidentiality procedures and (iv) at offices designated by the Servicer.

Section 3.04. Missing or Incomplete Materials. Upon obtaining access to the Review Materials, the Asset Representations Reviewer will review the Review Materials to determine if any documents, data, or other information are missing or incomplete and, as a result, are insufficient for the Asset Representations Reviewer to perform any Test. If the Asset Representations Reviewer determines that there are any such missing or incomplete documents, data, or other information, the Asset Representations Reviewer will notify the Servicer promptly, and in any event no more than twenty (20) days after obtaining access to the Review Materials, specifying what information is missing or incomplete. The Servicer will have thirty (30) days to provide the Asset Representations Reviewer access to the missing or incomplete documents, data or other information. If access to the missing or incomplete documents, data, or other information has not been provided by the Servicer within thirty (30) days from the date that the Asset Representations Reviewer gave notice of such documents, data, or other information’s absence or incompleteness, the Asset Representations Reviewer will identify the associated Tests as “Test Incomplete.”

Section 3.05. The Asset Representations Review. When required under the terms of this Agreement, the Asset Representations Reviewer will perform a Review. In the course of a Review, the Asset Representations Reviewer will use the Review Materials provided or made available by the Servicer pursuant to Sections 3.03 and 3.04, as well as any Supplemental Review Materials provided or made available pursuant to Section 3.10. For each Test, the Asset Representations Reviewer will determine if the Test has been satisfied (a “Test Pass”) or if the Test has not been satisfied (a “Test Fail”).

Section 3.06. Review Period. (a) The Asset Representations Reviewer will complete the Review within ninety (90) days of receiving access to substantially all of the Review Materials as provided in Section 3.03, or such longer period of time (not to exceed an additional thirty (30) days) as the parties to this Agreement may agree. If additional Review Materials are made available to the Asset Representations Reviewer as described in Section 3.04, the Review period will be extended for an additional thirty (30) days beyond the period determined in accordance with the preceding sentence.

(b) If Supplemental Review Materials are made available to the Asset Representations Reviewer as described in Section 3.10, the Review period will be re-opened and the Asset Representations Reviewer will complete the Review on the basis of such Supplemental Review Materials within thirty (30) days of receiving access to those Supplemental Review Materials, or such longer period of time (not to exceed an additional fifteen (15) days) as the parties to this Agreement may agree.

Section 3.07. Completion of Review for Certain Review Receivables. Following the delivery of the list of Review Accounts and the balance of the Review Receivables, and before the delivery of any Review Report by the Asset Representations Reviewer, the Servicer may notify the Asset Representations Reviewer if the Review Receivables with respect to any Review Account have been paid in full by the related Obligor or repurchased by the Transferor or purchased by the Servicer according to the terms of the Pooling and Servicing Agreement. Upon receipt of such notice, the Asset Representations Reviewer will immediately terminate all Tests of such Review Receivables and related Review Accounts and the Review of such Review Receivables and related Review Accounts will be considered complete (a “Test Complete”). In this case, each Review Report will indicate a Test Complete for such Review Receivables and related Review Accounts and the related reason.

Section 3.08. Duplicative Test. If any Review Receivable or Review Account was included in a prior Review, the Asset Representations Reviewer will not perform any Tests on it, unless such Review Receivable or Review Account is the subject of an Eligible Representation made or given as of a date after the completion of the prior Review or the Asset Representations Reviewer reasonably believes that such prior Review was conducted in a manner that would not have ascertained compliance with a specific Eligible Representation. If the Asset Representations Reviewer does not perform any Tests on a Review Receivable or Review Account pursuant to the preceding sentence, the Asset Representations Reviewer will include the results of the previous Tests in each Review Report for the current Review. If the same Test is required for more than one Eligible Representation, the Asset Representations Reviewer will perform the Test only once for each Review Receivable or Review Account but will report the results of the Test for each applicable representation or warranty on each Review Report.

Section 3.09. Termination of Review. If a Review is in process and the Invested Amount of all Investor Certificates will be reduced to zero on the next Distribution Date, the Servicer will notify the Asset Representations Reviewer no less than ten (10) days before that Distribution Date. On receipt of such notice, the Asset Representations Reviewer will terminate the Review immediately and will not be obligated to deliver any Review Report.

Section 3.10. Review Report. Within ten (10) days following the end of the Review period described in Section 3.06(a), the Asset Representations Reviewer will provide the Servicer with a preliminary Review Report (a “Preliminary Review Report”) setting out each preliminary Test result (i.e., Test Pass, Test Fail or Test Complete) for the Review Receivables and Review Accounts. The Servicer will provide the Preliminary Review Report to the Transferor and WFB within two (2) Business Days of the Servicer’s receipt of the report. If, within thirty (30) days of the date that the Transferor and WFB receive the Preliminary Review Report, the Servicer receives additional documents, data, or other information (collectively, “Supplemental Review Materials”) to potentially refute any finding in the Preliminary Review Report, the Servicer will within two (2) Business Days of its receipt, make such Supplemental Review Materials available to the Asset Representations Reviewer in one or more of the ways set forth in Section 3.03. The Asset Representations Reviewer will then consider such Supplemental Review Materials and, within ten (10) days following the end of the Review period described in Section 3.06(b), either confirm or revise its Preliminary Review Report and provide the Servicer and the Master Trust Trustee with a final Review Report (a “Final Review Report”) setting out each final Test result (i.e., Test Pass, Test Fail or Test Complete) for the Review Receivables and Review Accounts.

If, within forty (40) days after the date that the Asset Representations Reviewer provided its Preliminary Review Report to the Servicer, the Servicer has not made available to the Asset Representations Reviewer Supplemental Review Materials to potentially refute a finding in the Preliminary Review Report, within ten (10) days following such fortieth (40th) day, the Asset Representations Reviewer will provide the Servicer and the Master Trust Trustee with a Final Review Report (which will be based on the findings set forth in the Preliminary Review Report). The Servicer will provide the Final Review Report to the Transferor and WFB within two (2) Business Days of receipt of the report.

Each Review Report will include a summary containing the information required to be included in Master Trust’s or the Note Issuer’s Form 10-D report for the Monthly Period in which the Final Review Report is provided to the Servicer and the Master Trust Trustee. No Review Report shall contain any PII in any form relating to Obligors, as determined by the Asset Representations Reviewer with the concurrence of the Servicer. Upon reasonable request of the Servicer, the Asset Representations Reviewer will provide additional detail on the preliminary or final Test results.

Section 3.11. Review and Procedure Limitations. (a) The Asset Representations Reviewer will have no obligation (i) to determine whether a Delinquency Trigger has occurred, (ii) to determine whether the required percentage of Investor Certificateholders has voted to direct a Review, (iii) to determine which Accounts and/or Receivables are subject to a Review, (iv) to obtain or confirm the validity of the Review Materials, (v) except to the extent of its express obligations under Section 3.04, to obtain missing or incomplete documents, data, or other information, or (vi) to take any action or cause any other party to take any action under the Pooling and Servicing Agreement to enforce any remedies for breaches of representations or warranties about the Eligible Representations.

(b) The Asset Representations Reviewer will be required to perform only the Tests provided in Exhibit A in consideration of the Review Materials and any Supplemental Review Materials and will have no obligation to perform additional testing procedures on the Review Receivables or Review Accounts, or, subject to Sections 3.04 and 3.10, to consider any additional information provided by any party. The Asset Representations Reviewer will have no obligation to provide reporting or information in addition to that expressly set forth in this Agreement. However, the Asset Representations Reviewer may review and report on additional information that it determines in good faith to be material to its performance under this Agreement.

Section 3.12. Review Systems. The Asset Representations Reviewer will maintain and utilize an electronic case management system to manage the Tests and provide systematic control over each step in the Review process and ensure consistency and repeatability among the Tests.

Section 3.13. Representatives.

(a) Servicer Representative. The Servicer will provide reasonable access to one or more designated representatives to respond to reasonable requests and inquiries made by the Asset Representations Reviewer in its completion of a Review.

(b) Asset Representations Review Representative. The Asset Representations Reviewer will provide reasonable access to one or more designated representatives to respond to reasonable requests and inquiries made by the Servicer during the Asset Representations Reviewer’s completion of a Review. The Asset Representations Reviewer will have no obligation to respond to requests or inquires made by any Person not party to this Agreement.

Section 3.14. Dispute Resolution. If a Receivable that was reviewed by the Asset Representations Reviewer is the subject of a Dispute Resolution Proceeding, the Asset Representations Reviewer will participate in the Dispute Resolution Proceeding on request of a party to the proceeding. The reasonable out-of-pocket expenses of the Asset Representations Reviewer for its participation in any Dispute Resolution Proceeding will be paid by a party to the Dispute Resolution Proceeding as determined (i) if the Requesting Party selects mediation as the resolution method, as mutually agreed upon by the Representing Party and the Requesting Party as part of the mediation, or if no agreement is reached, at the sole discretion of the mediator, and (ii) if the Requesting Party selects arbitration as the resolution method, in accordance with the final determination of the arbitrator.

Section 3.15. Records Retention. The Asset Representations Reviewer will maintain copies of Review Materials, Supplemental Review Materials, Review Reports and internal work papers and correspondence (collectively the “Client Records”) for a period of three (3) years after delivery of the related Review Report. At the expiration of the retention period, the Asset Representations Reviewer shall return all Client Records to the Servicer. Upon the return of the Client Records, the Asset Representations Reviewer shall have no obligation to retain such Client Records or to respond to inquiries concerning the related Review.

ARTICLE IV.

PAYMENTS TO ASSET REPRESENTATIONS REVIEWER

Section 4.01. Asset Representations Reviewer Fees.

(a) Annual Fee. As compensation for its activities hereunder, the Asset Representations Reviewer shall be entitled to receive an annual fee (the “Annual Fee”) equal to the amount separately agreed to by the Servicer and the Asset Representations Reviewer with respect to each annual period prior to the termination of this Agreement. The Annual Fee will be initially payable on the date of this Agreement and then payable annually on each anniversary of the date of this Agreement upon receipt of a detailed invoice.

(b) Review Fee. Following the completion of a Review and delivery of the Final Review Report and a detailed invoice, the Asset Representations Reviewer shall be entitled to a fee equal to the amount separately agreed to by the Servicer and the Asset Representations Reviewer (the “Review Fee”).

Section 4.02. Reimbursable Expenses. If the Servicer provides access to the Review Materials at one of its offices, the Servicer will reimburse the Asset Representations Reviewer for its reasonable travel expenses incurred in connection with the Review after receipt of a detailed invoice for such expenses. If the Asset Representations Reviewer participates in a Dispute Resolution Proceeding under Section 3.14 and its reasonable expenses for participating in the proceeding are not paid by a party to the Dispute Resolution Proceeding within ninety (90) days after the end of the proceeding, the Servicer will reimburse the Asset Representations Reviewer for such expenses upon receipt of a detailed invoice. If the Servicer makes any payment under this Section 4.02 and the Asset Representations Reviewer later collects any of the amounts for which the payments were made to it from others, the Asset Representations Reviewer will promptly repay the amounts to the Servicer.

ARTICLE V.

OTHER MATTERS PERTAINING TO THE ASSET REPRESENTATIONS REVIEWER

Section 5.01. Representations and Warranties of the Asset Representations Reviewer. The Asset Representations Reviewer hereby makes the following representations and warranties as of each ABS Issuance Date:

(a) Organization and Good Standing. The Asset Representations Reviewer is a limited liability company duly formed and validly existing in good standing under the laws of the State of Delaware, with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and has the power, authority and legal right to perform its obligations under this Agreement.

(b) Due Qualification. The Asset Representations Reviewer is duly qualified to do business and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications.

(c) Due Authorization. The execution, delivery and performance by the Asset Representations Reviewer of this Agreement have been duly authorized by the Asset Representations Reviewer by all necessary limited liability company action on the part of the Asset Representations Reviewer and this Agreement will remain, from the time of its execution, an official record of the Asset Representations Reviewer.

(d) Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Asset Representations Reviewer enforceable in accordance with its terms subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and subject to equitable principles.

(e) No Violation. The execution and delivery of this Agreement by the Asset Representations Reviewer, and the performance by the Asset Representations Reviewer of the obligations contemplated by this Agreement and the fulfillment by the Asset Representations Reviewer of the terms hereof applicable to the Asset Representations Reviewer, will not conflict with, violate, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any Requirements of Law applicable to the Asset Representations Reviewer or any indenture, contract, agreement, or other instrument to which the Asset Representations Reviewer is a party or by which it is bound.

(f) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of the Asset Representations Reviewer, threatened against the Asset Representations Reviewer before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality seeking to prevent the issuance of any Investor Certificates or Notes or the consummation of any of the transactions contemplated by this Agreement, seeking any determination or ruling that, in the reasonable judgment of the Asset Representations Reviewer, would materially and adversely affect the performance by the Asset Representations Reviewer of its obligations under this Agreement, or seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement.

(g) Eligibility. The Asset Representations Reviewer is an Eligible Asset Representations Reviewer.

Section 5.02. Limitation of Liability. The Asset Representations Reviewer will not be liable to any Person for any action taken, or not taken, in good faith under this Agreement or for errors in judgment; provided, however, that the Asset Representations Reviewer will be liable for its willful misconduct, bad faith or negligence in performing its obligations under this Agreement. In no event will the Asset Representations Reviewer be liable for special, indirect, or consequential losses or damages (including lost profit), even if the Asset Representations Reviewer has been advised of the likelihood of the loss or damage and regardless of the form of action.

Section 5.03. Indemnification of Asset Representations Reviewer. (a) The Servicer will indemnify the Asset Representations Reviewer and its officers, directors, employees and agents (each, an “ARR Indemnified Person”), for all reasonable and documented costs, expenses, losses, damages and liabilities resulting from any third-party claim arising out of the performance of the Asset Representations Reviewer’s obligations under this Agreement (including the reasonable and documented costs and expenses of defending itself against any loss, damage or liability), but excluding any cost, expense, loss, damage or liability resulting from (i) the Asset Representations Reviewer’s willful misconduct, bad faith or negligence or (ii) the Asset Representations Reviewer’s breach of any of its representations, warranties or covenants in this Agreement.

(b) In case any such action, investigation or proceeding will be brought involving an ARR Indemnified Person, the Servicer will assume the defense thereof, including the employment of counsel and the payment of all expenses. The Asset Representations Reviewer will have the right to employ separate counsel in any such action, investigation or proceeding and to participate in the defense thereof and the reasonable and documented fees and expenses of such counsel will be paid by the Servicer.

(c) The indemnification set forth herein will survive the termination of this Agreement and the resignation or removal of the Servicer.

(d) If the Servicer makes any payment under this Section 5.03 and the ARR Indemnified Person later collects any of the amounts for which the payments were made to it from others, the ARR Indemnified Person will promptly repay the amounts to the Servicer.

Section 5.04. Indemnification by Asset Representations Reviewer. (a) To the fullest extent permitted by law, the Asset Representations Reviewer shall indemnify and hold harmless the Transferor, WFB, the Servicer and the Master Trust Trustee, and each of their officers, directors, successors, assigns, legal representatives, agents, and servants (each, a “WFB Indemnified Person”), from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, investigations, proceedings, costs, expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever that may be imposed on, incurred by, or asserted at any time against a WFB Indemnified Person (whether or not also indemnified against by any other person) that arose out of the willful misconduct, bad faith or negligence of the Asset Representations Reviewer in the performance of its obligations and duties under this Agreement; provided, however, that the Asset Representations Reviewer shall not be liable for or required to indemnify a WFB Indemnified Person from and against expenses arising or resulting from the WFB Indemnified Person’s own willful misconduct, bad faith or negligence.

(b) In case any such action, investigation or proceeding will be brought involving a WFB Indemnified Person, the Asset Representations Reviewer will assume the defense thereof, including the employment of counsel and the payment of all expenses. The Transferor, WFB, the Servicer and the Master Trust Trustee each will have the right to employ separate counsel in any such action, investigation or proceeding and to participate in the defense thereof and the reasonable fees and expenses of such counsel will be paid by the Asset Representations Reviewer.

(c) The indemnification set forth herein will survive the termination of this Agreement and the resignation or removal of the Asset Representations Reviewer.

Section 5.05. Covenants. The Asset Representations Reviewer covenants and agrees that:

(a) Eligibility. It will notify the Transferor, WFB and the Servicer promptly if at any time during the term of this Agreement, it ceases to be an Eligible Asset Representations Reviewer.

(b) Review Systems; Personnel. It will maintain business process management and/or other systems necessary to ensure that it can perform each Test and, on execution of this Agreement, will load each Test into these systems. The Asset Representations Reviewer will ensure that these systems allow for each Review Account and the related Review Materials to be individually tracked and stored as contemplated by this Agreement. The Asset Representations Reviewer will maintain adequate staff that is properly trained to conduct Reviews as required by this Agreement.

(c) Compliance with Obligations. It will comply with each of its obligations under this Agreement.

(d) Outstanding Investor Certificates or Notes. In determining whether the requisite percentage of Investor Certificateholders have given any direction, notice, or consent under the terms of the Pooling and Servicing Agreement, the Series 2004-1 Supplement, or this Agreement, any Investor Certificates or Notes owned by it or any of its affiliates will be disregarded and deemed not to be outstanding.

Section 5.06. Inspections of Asset Representations Reviewer. The Asset Representations Reviewer agrees that, with reasonable prior notice not more than once during any year, it will permit authorized representatives of the Servicer, WFB and the Transferor, during the Asset Representations Reviewer’s normal business hours, to examine and review the books of account, records, reports and other documents and materials of the Asset Representations Reviewer relating to (a) the performance of the Asset Representations Reviewer’s obligations under this Agreement, (b) payments of fees and expenses of the Asset Representations Reviewer for its performance and (c) a claim made by the Asset Representations Reviewer under this Agreement. In addition, the Asset Representations Reviewer will permit the Servicer’s, WFB’s and the Transferor’s representatives to make copies and extracts of any of those documents and to discuss them with the Asset Representations Reviewer’s officers and employees. The Servicer will, and will cause its authorized representatives to, hold in confidence the information, except if disclosure may be required by law or if the Servicer, WFB and the Transferor reasonably determines that it is required to make the disclosure under this Agreement or any other transaction document relating to any Investor Certificate or Note. The Asset Representations Reviewer will maintain all relevant books, records, reports and other documents and materials for a period of three (3) years after the termination of its obligations under this Agreement.

ARTICLE VI.

REMOVAL, RESIGNATION

Section 6.01. Removal of Asset Representations Reviewer. (a) If any one of the following events (each a “Disqualification Event”) shall occur:

(i) the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer;

(ii) any failure by the Asset Representations Reviewer duly to observe or perform in any material respect any other covenant or agreement of the Asset Representations Reviewer set forth in this Agreement; or

(iii) an Insolvency Event occurs

then, the Servicer may or, in the case of Section 6.01(a)(i), shall remove the Asset Representations Reviewer by delivery of a written instrument to that effect.

(b) The Servicer may also remove the Asset Representations Reviewer by delivery of a written instrument to that effect on or after the fifth anniversary of the Engagement Date, upon sixty (60) days’ written notice (or such shorter notice period as the parties to this Agreement may agree) from the Servicer to the Asset Representations Reviewer, WFB, the Transferor, and the Master Trust Trustee.

(c) The Servicer may also remove the Asset Representations Reviewer by delivery of a written instrument to that effect if (A) another entity, directly or indirectly, in a single transaction or series of related transactions, acquires control of WFB or its parent Cabela’s Incorporated (“Cabela’s”) or all or substantially all of the assets of WFB or Cabela’s; (B) Cabela’s is merged with or into another entity; or (C) in a single transaction or series of related transactions, Cabela’s acquires control of an entity that is substantially similar in size to Cabela’s.

(d) Any removal of the Asset Representations Reviewer shall not take effect until a successor Asset Representations Reviewer is appointed in accordance with Section 6.02. Any expenses incurred by the Servicer in connection with replacing the Asset Representations Reviewer following any Disqualification Event shall be reimbursed by the removed Asset Representations Reviewer promptly upon delivery by the Servicer of a detailed invoice.

Section 6.02. Appointment of Successor. Upon the removal of the Asset Representations Reviewer pursuant to Section 6.01 or a permitted resignation of the Asset Representations Reviewer pursuant to Section 6.04, the Servicer shall use commercially reasonable efforts to appoint a successor Asset Representations Reviewer, who shall be an Eligible Asset Representations Reviewer, by written instrument signed by the Servicer, WFB, the Transferor, the resigning Asset Representations Reviewer, and such successor Asset Representations Reviewer. If a successor Asset Representations Reviewer has not been appointed within sixty (60) days after the giving of written notice of such resignation or the delivery of the written instrument with respect to such removal, the Asset Representations Reviewer or the Servicer may apply to any court of competent jurisdiction to appoint a successor Asset Representations Reviewer to act until such time, if any, as a successor Asset Representations Reviewer has been appointed as above provided. Any successor Asset Representations Reviewer so appointed by such court will immediately and without further act be superseded by any successor Asset Representations Reviewer appointed as above provided.

Section 6.03. Merger or Consolidation of, or Assumption of the Obligations of, the Asset Representations Reviewer. Any Person (a) into which the Asset Representations Reviewer is merged or consolidated, (b) resulting from any merger or consolidation to which the Asset Representations Reviewer is a party or (c) succeeding to the business of the Asset Representations Reviewer, if that Person is an Eligible Asset Representations Reviewer, will be the successor to the Asset Representations Reviewer under this Agreement.

If the Asset Representations Reviewer is not the surviving entity, such successor shall expressly assume, by an agreement supplemental hereto, executed by, and delivered to, the Servicer, WFB, and the Transferor, in a form satisfactory to the Servicer, WFB and the Transferor, the performance of every covenant and obligation of the Asset Representations Reviewer, as applicable hereunder (to the extent that any right, covenant or obligation of the Asset Representations Reviewer, as applicable hereunder, is inapplicable to the successor entity, such successor entity shall be subject to such covenant or obligation, or benefit from such right, as would apply, to the extent practicable, to such successor entity); and the Asset Representations Reviewer shall have delivered to the Servicer, WFB, and the Transferor an officer’s certificate of the Asset Representations Reviewer to the effect that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section 6.03, that the successor Asset Representations Reviewer is an Eligible Asset Representations Reviewer, and that all conditions precedent herein provided for relating to such transaction have been complied with and an Opinion of Counsel that such supplemental agreement is legal, valid and binding with respect to the Asset Representations Reviewer.

Section 6.04. Asset Representations Reviewer Not to Resign. The Asset Representations Reviewer shall not resign from the obligations and duties hereby imposed on it, except:

(a) Upon determination that (i) the performance of its duties hereunder is no longer permissible under applicable law and (ii) there is no reasonable action that the Asset Representations Reviewer could take to make the performance of its duties hereunder permissible under applicable law;

(b) On or after the fifth anniversary of the Engagement Date, upon one (1) year’s written notice (or such shorter notice period as the parties to this Agreement may agree) from the Asset Representations Reviewer to the Servicer, WFB, the Transferor, and the Master Trust Trustee; or

(c) Upon a failure by the Servicer to pay any material amount due under Article IV when such amount becomes due and payable, and continuance of such non-payment for a period of sixty (60) days following the date on which such amount became due and payable.

Any such determination permitting the resignation of the Asset Representations Reviewer shall be evidenced as to clause (a)(i) above by an opinion of counsel and as to clause (a)(ii) by an officer’s certificate of the Asset Representations Reviewer, each to such effect delivered to the Transferor, WFB and the Servicer. No resignation under this Section 6.04 shall become effective until a successor Asset Representations Reviewer shall have assumed the responsibilities and obligations of the Asset Representations Reviewer in accordance with Section 6.02. Any reasonable expenses incurred by the Servicer in connection with replacing the Asset Representations Reviewer following the Asset Representations Reviewer’s resignation under Section 6.04(b) shall be reimbursed by the resigning Asset Representations Reviewer promptly upon delivery by the Servicer of a detailed invoice; provided that the Asset Representations Reviewer will not be responsible for paying the transition expenses as described in this Section if Clayton is removed by the Servicer without cause as described in Sections 6.01(b) and 6.01(c) or if Clayton resigns pursuant to Section 6.04(c).

Section 6.05. Delegation of Obligations. The Asset Representations Reviewer may not delegate or subcontract its obligations under this Agreement to any Person without the consent of WFB, the Transferor, and the Servicer. Any such delegation or subcontracting to which WFB, the Transferor, and the Servicer have consented shall not relieve the Asset Representations Reviewer of its liability and responsibility with respect to such obligations, and shall not constitute a resignation within the meaning of Section 6.04.

ARTICLE VII.

TREATMENT OF CONFIDENTIAL INFORMATION

Section 7.01. Confidential Information.

(a) Confidential Information Defined. For the purposes of this Agreement, “Confidential Information” means information that (i) is identified as non-public, confidential or proprietary information or (ii) a reasonable person would deem to be non-public, confidential or proprietary information of a party (the “Disclosing Party”) that is disclosed to the other party (the “Receiving Party”) by the Disclosing Party or any of its Representatives in connection with the performance of this Agreement, including but not limited to (a) business or technical processes, formulae, source codes, object code, product designs, sales, cost and other unpublished financial information, customer information, product and business plans, projections, marketing data or strategies, trade secrets, intellectual property rights, know-how, expertise, methods and procedures for operation, information about employees, customer names, business or technical proposals, and any other information that is or should reasonably be understood to be confidential or proprietary to the Disclosing Party, (b) Personally Identifiable Information and (c) Review Materials. The foregoing definition of Confidential Information applies to: (i) all such information, whether tangible or intangible and regardless of the medium in which it is stored or presented; and (ii) all copies of such information, as well as all memoranda, notes, summaries, analyses, computer records, and other materials prepared by the Receiving Party or any of its employees, agents, advisors, directors, officers, accountants, auditors and subcontractors, or those of its Affiliates (collectively “Representatives”) to the extent they contain or reflect the Confidential Information.

(b) Use of Confidential Information. Each party acknowledges that during the term of this Agreement it may be exposed to or acquire Confidential Information of the other party or its Affiliates. The Receiving Party shall hold the Confidential Information of the Disclosing Party in strict confidence and will not disclose such information except to its Representatives who have a need to know such information in connection with the performance of this Agreement and who are informed by the Receiving Party of the confidential nature of the Confidential Information and are directed by the Receiving Party to treat the Confidential Information in a manner consistent with the terms of this Agreement. The Receiving Party shall be responsible for the breach of this Agreement by any of its Representatives. The Receiving Party will hold and protect the Disclosing Party’s Confidential Information using the same degree of care that it uses to protect its own confidential, non-public and/or proprietary information, but in no event with less than a commercially reasonable standard of care.

(c) Exceptions. Confidential Information shall not include, and this Agreement imposes no obligations with respect to, information that:

(i) was, at the time of disclosure to the Receiving Party, in the public domain or, after disclosure to the Receiving Party, has become part of the public domain through no act or omission of the Receiving Party;

(ii) was in the possession of Receiving Party, without confidentiality restrictions, at the time of disclosure to the Receiving Party hereunder;

(iii) was or hereafter is independently developed by a party outside of this Agreement and without use of, reference to, access to, or reliance on any Confidential Information of the other party; or

(iv) was lawfully and independently obtained by the Receiving Party from a third party who, to the knowledge of Recipient after reasonable inquiry, is not subject to an obligation of confidentiality or otherwise prohibited from disclosing or transmitting the information to the Receiving Party.

The foregoing exceptions shall not apply to any Personally Identifiable Information, which shall remain confidential in all circumstances, except as required or permitted to be disclosed by applicable law, statute, or regulation.

(d) Disclosure by Operation of Law. If any party or any of its Representatives is requested or required (orally or in writing, by law, regulation or interrogatory, request for information or documents, court order, subpoena, deposition, administrative proceedings, inspection, audit, civil investigative demand or other legal, governmental or regulatory process) to disclose all or any part of any Confidential Information, such party shall (i) to the extent permitted by law, rule and regulation, promptly notify the other party of the existence, terms and circumstances surrounding such request; (ii) consult with the other party on the advisability of taking legally available steps to resist or narrow such request and cooperate with such party on any steps it considers advisable; and (iii) if disclosure of the Confidential Information is required or deemed advisable, exercise commercially reasonable efforts to obtain an order, stipulation or other reliable assurance that confidential treatment shall be accorded to such portion of the Confidential Information to be disclosed. Each party shall reimburse the other party for reasonable legal fees and expenses incurred in connection with such party’s efforts to comply with this section. Notwithstanding anything to the contrary contained herein, the Servicer and its Affiliates may disclose Confidential Information, without notice to the Asset Representations Reviewer, to any governmental agency, regulatory authority or self-regulatory authority (including, without limitation, bank and securities examiners) having or claiming to have authority to regulate or oversee any aspect of the Servicer’s business or that of its Affiliates in connection with the exercise of such authority or claimed authority.

(e) Return of Confidential Information. Upon the written request of the Disclosing Party, the Receiving Party shall return or destroy all Confidential Information to the Disclosing Party provided to it pursuant to this Agreement; provided, however, (i) the Receiving Party shall be permitted to retain copies of the Disclosing Party’s Confidential Information solely for archival, audit, disaster recovery, legal, and/or regulatory purposes or, if longer, for the period of time set forth in Section 3.15, and (ii) the Receiving Party shall be permitted to retain copies of the Disclosing Party’s Confidential Information to the extent it would be unreasonably burdensome to destroy such Confidential Information (such as archived computer records); provided further, that (x) any Confidential Information so retained will remain subject to the obligations and restrictions contained in this Agreement, notwithstanding any termination hereof, and (y) the Receiving Party will not use the retained Confidential Information for any other purpose.

(f) Remedies. Each of the parties acknowledges that all Confidential Information of the other party is considered to be proprietary and of competitive value, and in many instances, trade secrets. Each of the parties hereto agrees that because of the unique nature of such Confidential Information, any breach of this Section by it or its Representatives would cause irreparable harm to the Disclosing Party and that money damages and other remedies available at law in the event of a breach would not be adequate to compensate the Disclosing Party for any such breach. Accordingly, each party shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including, without limitation, injunctive relief and specific performance, as a remedy for any such breach. Such relief shall be in addition to, and not in lieu of, all other remedies available to such party, whether under this Agreement, at law or in equity.

Section 7.02. Safeguarding Personally Identifiable Information.

(a) Definition. Personally Identifiable Information, or PII, means information in any format about an identifiable individual, including, name, address, phone number, e-mail address, account number(s), identification number(s), any other actual or assigned attribute associated with or identifiable to an individual and any information that when used separately or in combination with other information could identify an individual, as further described in § 501(b) of the Gramm-Leach-Bliley Act and the Interagency Guidelines Establishing Standards for Safeguarding Customer Information (12 C.F.R. Section 208, Appendix D-2), that is provided or made available to the Asset Representations Reviewer in accordance with the terms of this Agreement.

(b) Use of PII. The Servicer does not grant the Asset Representations Reviewer any rights to PII except as provided in this Agreement. The Asset Representations Reviewer will use PII only to perform its obligations under this Agreement or as specifically directed in writing by the Servicer and will only reproduce PII to the extent necessary for these purposes. The Asset Representations Reviewer must comply with all laws applicable to PII and the Asset Representations Reviewer’s business, including any legally required codes of conduct, including those relating to privacy, security and data protection. The Asset Representations Reviewer will protect and secure PII. The Asset Representations Reviewer will implement privacy or data protection policies and procedures that comply with applicable law and this Agreement. The

Asset Representations Reviewer will implement and maintain reasonable and appropriate practices, procedures and systems, including administrative, technical and physical safeguards to (i) protect the security, confidentiality and integrity of PII, (ii) ensure against anticipated threats or hazards to the security or integrity of PII, (iii) protect against unauthorized access to or use of PII and (iv) otherwise comply with its obligations under this Agreement. These safeguards include a written data security plan, employee training, information access controls, restricted disclosures, systems protections (e.g., intrusion protection, data storage protection and data transmission protection) and physical security measures.

(c) Additional Limitations. In addition to the use and protection requirements described in Section 7.02(b), the Asset Representations Reviewer’s disclosure of PII is also subject to the following requirements:

(i) The Asset Representations Reviewer will not disclose PII to its personnel or allow its personnel access to PII except (A) for the Asset Representations Reviewer personnel who require PII to perform a Review, (B) with the prior consent of the Servicer or (C) as required by applicable law. When permitted, the disclosure of or access to PII will be limited to the specific information necessary for the individual to complete the assigned task. The Asset Representations Reviewer will inform personnel with access to PII of the confidentiality requirements in this Agreement and train its personnel with access to PII on the proper use and protection of PII.

(ii) The Asset Representations Reviewer will not sell, disclose, provide or exchange PII with or to any third party without the prior consent of the Servicer.

(d) Notice of Breach. The Asset Representations Reviewer will notify the Servicer immediately if it discovers there has been (i) a data security event that did, or could have, compromised the security of PII, or (ii) any event that did, or could have, resulted in the unauthorized access to or use of the PII, irrespective of whether the unauthorized access or use relates to external parties or Representatives of the Asset Representation Reviewer ((i) and (ii) collectively known as a “Security Breach”) and, where applicable, immediately take action to prevent any further breach. Should a Security Breach occur, the Asset Representations Reviewer shall cooperate with the Servicer to respond to the Security Breach or to otherwise protect PII, including but not limited to, by enabling the Servicer to implement expeditiously its own data security breach response program.

(e) Return or Disposal of PII. Except where return or disposal is prohibited by applicable law, promptly on the earlier of the completion of the Review or the request of the Servicer, all PII in any medium in the Asset Representations Reviewer’s possession or under its control will be (i) destroyed in a manner that prevents its recovery or restoration or (ii) if so directed by the Servicer, returned to the Servicer without the Asset Representations Reviewer retaining any actual or recoverable copies, in both cases, without charge to the Servicer. Where the Asset Representations Reviewer retains PII, the Asset Representations Reviewer will limit the Asset Representations Reviewer’s further use or disclosure of PII to that required by applicable law.

(f) Compliance; Modification. The Asset Representations Reviewer will cooperate with and provide information to the Servicer regarding the Asset Representations Reviewer’s compliance with this Section 7.02. The Asset Representations Reviewer and the Servicer agree to modify this Section 7.02 as necessary for either party to comply with applicable law.

(g) Audit of Asset Representations Reviewer. The Asset Representations Reviewer will permit the Servicer and its authorized representatives to audit the Asset Representations Reviewer’s compliance with this Section 7.02 during the Asset Representations Reviewer’s normal business hours on reasonable advance notice to the Asset Representations Reviewer, and not more than once during any year unless circumstances necessitate additional audits. The Servicer agrees to make reasonable efforts to schedule any audit described in this Section 7.02 with the inspections described in Section 5.06. The Asset Representations Reviewer will also permit the Servicer during normal business hours on reasonable advance written notice to audit any service providers used by the Asset Representations Reviewer to fulfill the Asset Representations Reviewer’s obligations under this Agreement.

(h) Affiliates and Third Parties. If the Asset Representations Reviewer processes the PII of the Servicer’s Affiliates or a third party when performing a Review, and if such Affiliate or third party is identified to the Asset Representations Reviewer, such Affiliate or third party is an intended third-party beneficiary of this Section 7.02, and this Agreement is intended to benefit the Affiliate or third party. The Affiliate or third party may enforce the PII related terms of this Section 7.02 against the Asset Representations Reviewer as if each were a signatory to this Agreement.

(i) Breach. In the event of any actual or apparent theft, unauthorized use or disclosure of any Personally Identifiable Information, the Asset Representations Reviewer will commence all reasonable efforts to investigate and correct the causes and remediate the results thereof, and as soon as possible following discovery of any such event, provide the Transferor, WFB and the Servicer notice thereof, and such further information and assistance as may be reasonably requested.

(j) Material Breach. Any breach of this Section shall be considered a material breach of this Agreement.

ARTICLE VIII.

TERMINATION

Section 8.01. Termination of Agreement. This Agreement will terminate, except for obligations under Sections 5.03 and 5.04 and Article VII, on the earlier to occur of (i) the payment in full of all outstanding Investor Certificates or (ii) the removal of the Asset Representations Reviewer pursuant to Section 6.01 or the permitted resignation of the Asset Representations Reviewer pursuant to Section 6.04 (which removal or resignation, for the avoidance of doubt, shall not take effect until the appointment of a successor Asset Representations Reviewer in accordance with Section 6.02).

ARTICLE IX.

MISCELLANEOUS PROVISIONS

Section 9.01. Amendment. (a) This Agreement may be amended by the Asset Representations Reviewer, the Transferor, WFB and the Servicer, without the consent of any of the Investor Certificateholders (including the Note Issuer), (i) to comply with any change in any applicable federal or state law, to cure any ambiguity, to correct or supplement any provisions in this Agreement or for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions in this Agreement, including the content of any Exhibit to this Agreement; provided that such action shall not, in the reasonable belief of the Transferor, as evidenced by an officer’s certificate of the Transferor delivered to WFB, the Servicer, and the Master Trust Trustee, adversely affect in any material respect the interests of any Investor Certificateholder whose consent has not been obtained, or (ii) to correct any manifest error in the terms of this Agreement as compared to the terms expressly set forth in an applicable prospectus.

(b) This Agreement may also be amended from time to time by the Asset Representations Reviewer, the Transferor, WFB and the Servicer, with the consent of the Investor Certificateholders holding more than 66 2/3% of the aggregate unpaid principal amount of all outstanding Investor Certificates, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights or interests of the Investor Certificateholders.

(c) It shall not be necessary for the consent of Investor Certificateholders to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.

(d) Each of the Asset Representations Reviewer, the Transferor, WFB, and the Servicer may, but shall not be obligated to, execute and deliver such amendment that affects its rights, powers, duties or immunities hereunder.

(e) Prior notice of any amendment of this Agreement contemplated by this Section 9.01 shall be provided to each Rating Agency.

(f) Any amendment of this Agreement that would affect the rights, powers, duties or immunities of the Master Trust Trustee or the Indenture Trustee shall require the prior written consent of the affected party.

Section 9.02. Notices. All notices hereunder shall be given by United States certified or registered mail, by facsimile or by other telecommunication device capable of creating written record of such notice and its receipt. Notices hereunder shall be effective when received and shall be addressed to the respective parties hereto at the addresses set forth below, or at such other address as shall be designated by any party hereto in a written notice to each other party pursuant to this Section.

If to the Asset Representations Reviewer, to:

Clayton Fixed Income Services LLC

1700 Lincoln Street, Suite 1600

Denver, CO 80203

Attn: SVP, Surveillance

With a copy to:

Clayton Fixed Income Services LLC

c/o Clayton Holdings LLC

100 Beard Sawmill Road

Shelton, CT 06484

Attn: General Counsel

If to the Transferor, to:

WFB Funding, LLC

One Cabela Drive

Sidney, NE 69160

Attn: Kevin J. Werts

With a copy to:

Kutak Rock LLP

1650 Farnam Street

Omaha, NE 68102

Attn: H. Dale Dixon

If to WFB, to:

World’s Foremost Bank

4800 N.W. 1st Street

Lincoln, NE 68521

Attn: Kevin J. Werts

With a copy to:

Kutak Rock LLP

1650 Farnam Street

Omaha, NE 68102

Attn: H. Dale Dixon

If to the Servicer, to:

World’s Foremost Bank

4800 N.W. 1st Street

Lincoln, NE 68521

Attn: Kevin J. Werts

With a copy to:

Kutak Rock LLP

1650 Farnam Street

Omaha, NE 68102

Attn: H. Dale Dixon

If to the Master Trust Trustee, to:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107

EP-MN-WS3D

Attn: Global Structured Finance/Cabela’s Master Credit Card Trust

Section 9.03. Entire Agreement; Severability Clause. This Agreement constitutes the entire agreement among the Asset Representations Reviewer, the Transferor, WFB and the Servicer. All prior representations, statements, negotiations and undertakings with regard to the subject matter hereof are superseded hereby.

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remaining terms and provisions of this Agreement, or the application of such terms or provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 9.04. Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

Section 9.05. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 9.06. Relationship of the Parties. The Asset Representations Reviewer is an independent contractor and the Asset Representations Reviewer does not hold itself out as an agent of any other party hereto. Nothing herein contained shall create or imply an agency relationship among Asset Representations Reviewer and any other party hereto, nor shall this Agreement be deemed to constitute a joint venture or partnership between the parties.

Section 9.07. Captions. The captions used herein are for the convenience of reference only and not part of this Agreement, and shall in no way be deemed to define, limit, describe or modify the meanings of any provision of this Agreement.

Section 9.08. Waivers. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing, signed by the party against whom such waiver or modification is sought to be enforced.

Section 9.09. Assignment. This Agreement may not be assigned by the Asset Representations Reviewer except as permitted under Section 6.03 hereof.

Section 9.10. Benefit of This Agreement; Third-Party Beneficiaries. Except as provided in Section 7.02(h), this Agreement is for the benefit of and will be binding on the parties to this Agreement and their permitted successors and assigns. The Master Trust Trustee shall be an express third-party beneficiary of the obligations of the parties to this Agreement. No other Person will have any right or obligation under this Agreement.

Section 9.11. Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 9.12. Nonpetition Covenant. To the fullest extent permitted by applicable law, notwithstanding any prior termination of this Agreement, none of the Servicer, WFB or the Asset Representations Reviewer shall, prior to the date which is one year and one day after the termination of the Pooling and Servicing Agreement, acquiesce, petition or otherwise invoke or cause Funding, the Master Trust, or the Note Issuer to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against Funding, the Master Trust, or the Note Issuer under any Debtor Relief Law or appointing a receiver, conservator, liquidator, assignee, trustee, custodian, sequestrator or other similar official of any of Funding, the Master Trust, or the Note Issuer, or any substantial part of its property, or ordering the winding-up or liquidation of the affairs of Funding, the Master Trust, or the Note Issuer.

IN WITNESS WHEREOF, the Transferor, WFB, the Servicer and the Asset Representations Reviewer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

WFB Funding, LLC, as Transferor

By:	WFB Funding Corporation, its managing member

By:	/s/ Kevin J. Werts
Name: Kevin J. Werts
Title: Secretary & Treasurer

World’s Foremost Bank, as Servicer and in its individual capacity

By:	/s/ Kevin J. Werts
Name: Kevin J. Werts
Title: Executive Vice President and Chief Financial Officer

CLAYTON FIXED INCOME SERVICES LLC, as Asset Representations Reviewer

By:	/s/ Robert A. Harris

Name:	Robert A. Harris
Title:	Secretary

[Signature Page to Asset Representations Review Agreement]

Exhibit A

Representations and Warranties, Review Materials and Tests

Agreement, Section Reference	Representations and Warranty	Review Materials	Tests

RPA, §2.02(d)(i)	Each Additional Account is, as of the Addition Date, an Eligible Account, and each Receivable in such Additional Account is, as of the Addition Date, an Eligible Receivable; no selection procedures believed by RPA Seller to be materially adverse to the interests of Purchaser, any Credit Enhancement Provider or the Investor Certificateholders were utilized in selecting the Additional Accounts from the available Eligible Accounts from the Bank Portfolio; and that as of the Addition Date, RPA Seller is not insolvent.	See below for testing of each component of “Eligible Receivable” and “Eligible Account.”	See below for testing of each component of “Eligible Receivable” and “Eligible Account.”

RPA, §2.02(d)(ii)	As of the Addition Date, the Supplemental Conveyance constitutes a valid sale to Purchaser of all right, title and interest of RPA Seller in and to the Receivables and the Related Assets then existing and thereafter created from time to time in the Additional Accounts, and such property will be held by Purchaser free and clear of any Lien.	Same as clause (d) of “Eligible Receivable” definition	Same as clause (d) of “Eligible Receivable” definition

RPA, §4.02(a)(iii)	RPA Seller is the legal and beneficial owner of all right, title and interest in each Receivable and RPA Seller has the full right, power and authority to transfer the Receivables pursuant to this Agreement, and each Receivable conveyed to Purchaser by RPA Seller has been conveyed to Purchaser free and clear of any Lien and in compliance, in all material respects, with all Requirements of Law applicable to the RPA Seller.	Same as clause (d) of “Eligible Receivable” definition	Same as clause (d) of “Eligible Receivable” definition

Agreement, Section Reference	Representations and Warranty	Review Materials	Tests

RPA, §4.02(a)(v)	The RPA or, in the case of Additional Accounts, the related Supplemental Conveyance, upon execution and delivery on behalf of RPA Seller, constitutes a valid sale, transfer and assignment to Purchaser of all right, title and interest of RPA Seller in and to the Existing Assets, the Receivables and the Related Assets and such sale is perfected under the UCC.	Same as clause (d) of “Eligible Receivable” definition	Same as clause (d) of “Eligible Receivable” definition

RPA, §4.02(a)(vi)	With respect to each Account which is an Account as of the Effective Date, such Account is an Eligible Account, determined as of the Cut-Off Date with respect to the initial Accounts and as of the related Addition Date with respect to each Additional Account.	See below for testing of each component of “Eligible Account”	See below for testing of each component of “Eligible Account”

RPA, §4.02(a)(vii)	On the date each Account became an Account (or each Additional Account becomes an Account), each Receivable contained in such Account (or Additional Account) was (or is) an Eligible Receivable; and with respect to all Accounts, as of the date of the creation of any new Receivable, such Receivable is an Eligible Receivable.	See below for testing of each component of “Eligible Receivable”	See below for testing of each component of “Eligible Receivable”

RPA, §4.02(a)(ix)	On each day on which any new Receivable is created, RPA Seller represents and warrants to the Purchaser that the representations and warranties made in Section 4.02(a)(i), (iii), (iv), (v) and (vii) and 4.02(b) are true	See above for testing of representations made in Sections 4.02(a)(iii), (v) and (vii) and below for testing of representations made in Section 4.02(b)	See above for testing of representations made in Sections 4.02(a)(iii), (v) and (vii) and below for testing of

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	and correct with respect to each such Receivable as of such day of creation and as if made on such day, and each such Receivable created on such day has been conveyed to Purchaser in compliance, in all material respects, with all Requirements of Law applicable to RPA Seller.		representations made in Section 4.02(b).

RPA, §4.02(b)	RPA Seller hereby makes the Perfection Representations and Warranties to the Purchaser.	See below for testing of each component of “Perfection Representations and Warranties”	See below for testing of each component of “Perfection Representations and Warranties”

PSA, §2.04(a)(ii)	The PSA constitutes either (A) a valid transfer, assignment, set-over and conveyance to the Trustee of all right, title and interest of the Transferor in and to the Receivables existing at the close of business on the Cut Off Date, in the case of the Receivables arising in the initial Accounts, and on each Addition Date, in the case of the Receivables arising in the Additional Accounts relating to such Addition Date, and in each case thereafter created from time to time until the termination of the Trust, and all other Trust Assets, and all of such property will be held by the Trustee free and clear of any Lien except for (x) Liens permitted under subsection 2.05(b), (y) the interest of the Transferor as Holder of the Transferor Certificate and (z) the Transferor’s right, if any, to interest accruing on, and investment earnings, if any, in respect of the Finance Charge Account, the Principal Account or any Series Account, as provided in the PSA or the related Supplement, or (B) a grant of a security interest (as defined in the UCC as in effect in the applicable jurisdiction) in such property to the Trustee, which is enforceable with respect to the existing	Same as clause (d) of “Eligible Receivable” definition	Same as clause (d) of “Eligible Receivable” definition

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Receivables (other than Receivables in Additional Accounts), the proceeds thereof and Insurance Proceeds relating thereto upon execution and delivery of the PSA, and which will be enforceable with respect to such Receivables hereafter created, the proceeds thereof and Insurance Proceeds relating thereto, upon such creation. If the RPA constitutes the grant of a security interest to the Trustee in such property, upon the filing of the financing statements described in Section 2.01 and in the case of the Receivables hereafter created and proceeds thereof and Insurance Proceeds relating thereto, upon such creation, the Trustee shall have a first priority perfected security interest in such property (subject to Section 9-315(c) of the UCC as in effect in the applicable jurisdiction), except for Liens permitted under subsection 2.05(b). Neither the Transferor nor any Person claiming through or under the Transferor shall have any claim to or interest in the Principal Account, the Finance Charge Account, the Distribution Account or any Series Account, except for the Transferor’s rights to receive interest accruing on, and investment earnings in respect of, the Finance Charge Account and Principal Account as provided in the PSA (or, if applicable, any Series Account as provided in any Supplement) and, if the PSA constitutes the grant of a security interest in such property, except for the interest of the Transferor as such property as a debtor for purpose of the UCC as in effect in the applicable jurisdiction.

PSA, §2.04(b)(i)	Each Receivable is an Eligible Receivable as of the Cut Off Date or the Addition Date, as applicable	See below for testing of each component of “Eligible Receivable”	See below for testing of each component of “Eligible Receivable”

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PSA, §2.04(b)(ii)	Each Receivable then existing has been conveyed to the Trustee free and clear of any Lien (other than Liens permitted under subsection 2.05(b)) and in compliance, in all material respects, with all Requirements of Law applicable to the Transferor or the Credit Card Originator	Same as clause (d) of “Eligible Receivable” definition	Same as clause (d) of “Eligible Receivable” definition

PSA, §2.04(b)(iii)	With respect to each Receivable then existing, all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Credit Card Originator or the Transferor in connection with the conveyance of such Receivable to the Trustee have been duly obtained, effected or given and are in full force and effect.	Same as clause (c) of “Eligible Receivable” definition	Same as clause (c) of “Eligible Receivable” definition

PSA, §2.04(b)(iv)	On each day on which any new Receivable is created, the Transferor shall be deemed to represent and warrant to the Trustee that (A) each Receivable created on such day is an Eligible Receivable, (B) each Receivable created on such day has been conveyed to the Trustee in compliance, in all material respects, with all Requirements of Law applicable to the Transferor or the Credit Card Originator, (C) with respect to each such Receivable, all consents, licenses, approvals or authorizations of or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by the Transferor or the Credit Card	See below for testing of each component of “Eligible Receivable”	See below for testing of each component of “Eligible Receivable”

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Originator in connection with the conveyance of such Receivable to the Trustee have been duly obtained, effected or given and are in full force and effect and (D) the representations and warranties set forth in subsection 2.04(a) and subsection 2.04(c)(iv) are true and correct with respect to each Receivable created on such day as if made on such day.

PSA, §2.04(b)(vi)	The Transferor is the legal and beneficial owner of all right, title and interest in and to each Receivable and the Transferor has full right, power and authority to transfer such Receivables to the Trust.	Same as clause (d) of “Eligible Receivable” definition	Same as clause (d) of “Eligible Receivable” definition

PSA, §2.04(f)	The Transferor hereby makes the Perfection Representations and Warranties to the Trust.	See below for testing of each component of “Perfection Representations and Warranties”	See below for testing of each component of “Perfection Representations and Warranties”

PSA, §2.06(c)(iv)	The PSA constitutes either (A) a valid transfer and assignment to the Trustee of all right, title and interest of the Transferor in and to the Receivables then existing and thereafter created in the Additional Accounts, all monies due or to become due with respect to such Receivables (including all Finance Charge Receivables), all amounts received with respect thereto, all Insurance Proceeds relating to such Receivables and all proceeds (as defined in the UCC as in effect in the applicable jurisdiction) of any of the foregoing and all of such property will be held by the Trust free and clear of any Lien except for (i) Liens permitted under subsection 2.05(b), (ii) the interest of the Transferor as Holder of the Transferor Certificate and (iii) the Transferor’s right	Same as clause (d) of “Eligible Receivable” definition	Same as clause (d) of “Eligible Receivable” definition

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to receive interest accruing on, and investment earnings in respect of, the Finance Charge Account, the Principal Account or any Series Account, as provided in the PSA and any related Supplement or (y) a grant of a security interest (as defined in the UCC as in effect in the applicable jurisdiction) in such property to the Trustee, which is enforceable with respect to then existing Receivables of the Additional Accounts, all monies due or to become due with respect to such Receivables (including all Finance Charge Receivables), all amounts received with respect thereto, all Insurance Proceeds relating to such Receivables and all proceeds (as defined in the UCC as in effect in the applicable jurisdiction) of any of the foregoing upon the conveyance of such Receivables to the Trustee, and which will be enforceable with respect to the Receivables thereafter created in respect of Additional Accounts conveyed on such Addition Date, all Insurance Proceeds relating to such Receivables and all proceeds (as defined in the UCC as in effect in the applicable jurisdiction) of any of the foregoing upon such creation; and (z) if the Assignment constitutes the grant of a security interest to the Trustee in such property, upon the filing of the financing statements as described in Section 2.01 with respect to such Additional Accounts, all monies due or to become due with respect to such Receivables (including all Finance Charge Receivables), all amounts received with respect thereto, all Insurance Proceeds relating to such Receivables and all proceeds of any of the foregoing, upon such creation, the Trustee shall have a first priority perfected security interest in such property (subject to Section 9-315(c) of the UCC as in effect in the applicable jurisdiction), except for Liens permitted under subsection 2.05(b).

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Definition of Eligible Receivable RPA, §1.01 PSA, §1.01	“Eligible Receivable” means a Receivable:

(a) that has arisen under an Eligible Account (on the Cut Off Date, in the case of Accounts designated to the [Certificate Trust/Trust] on the Initial Closing Date and, on each Addition Date, in the case of Additional Accounts);

		See below for testing of each component of “Eligible Account”.	See below for testing of each component of “Eligible Account”.

(b) which was created in compliance, in all material respects, with all Requirements of Law applicable to [RPA Seller/the Credit Card Originator] and pursuant to a Credit Card Agreement which complies, in all material respects, with all Requirements of Law applicable to the [RPA Seller/the Credit Card Originator]

•       Policies related to the identification, implementation, and validation of changes resulting from the creation of new laws and regulations and/or changes to existing laws and regulations related to Credit Cards from Start Date through the Review Notice

•       Documentation of the implementation of changes resulting from the creation of new laws and regulations and/or changes to existing laws and regulations related to Credit Cards from Start Date through the Review Notice

•       Vendor shall review the provided policies to ensure that policies were in place during the Review Period

•       Vendor shall review documentation of changes made resulting from the creation of new laws and regulations and/or changes to existing laws and regulations related to Credit Cards from Start Date through the Review Notice to verify that changes made were completed in accordance to the Originator’s policies

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•       Validation testing results of changes made resulting from the creation of new laws and regulations and/or changes to existing laws and regulations related to Credit Cards from Start Date through the Review Notice

•       To the extent available from the Start Date to the date of the Review Notice, internal audit reports regarding compliance with the Originator’s policies

•       Credit Card Agreements

•       Review the validation testing, and, where applicable, internal audit reporting to verify that implementation of changes were completed without issue

•       Vendor shall review the approved forms of the Credit Card Agreements used to create new accounts to confirm necessary changes are implemented.

•       If the above are confirmed, each Subject Receivable shall receive a “Test Pass” for this Test

(c) with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by [RPA Seller/the Credit Card Originator] in connection with the creation of such Receivable or the execution, delivery and performance by [RPA Seller/the Credit Card Originator] of the Credit Card Agreement pursuant to which such Receivable was created, have been duly obtained, effected or given and are in full force and effect as of such date of creation;

•       All licenses and charters of Originator as of the date of the Review Notice.

•       Confirmation from an appropriate employee or officer of Originator that, to the best of such person’s knowledge, (i) no Governmental Authority has taken any action against Originator with respect to any consent, license, approval or authorization of, or registration with, any Governmental Authority that was required to be obtained or made by Originator in connection

•       Vendor shall confirm compliance with clause “(b)” of the “Eligible Receivable” definition related to compliance with law.

•       Vendor shall review copies of the Originator’s licenses and charters.

•       Vendor shall review the Confirmation.

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with the creation of the Subject Receivables or the execution, delivery or performance of its obligations under the Credit Card Program Agreements pursuant to which the Subject Receivables were created or (ii) to the extent any such Governmental Authority action has been taken, such action has been resolved (the “Confirmation”).

•       If (i) the licenses and charters of Originator are in full force and effect and have not expired or been revoked as of the date of the Review and (ii) the Confirmation is obtained, each Subject Receivable shall receive a “Test Pass” for this Test.

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(d) as to which, at the time of and at all times after the creation of such Receivable, [RPA Seller, Purchaser or the Certificate Trust/the Credit Card Originator, the Transferor or the Trust] had good and marketable title free and clear of all Liens [other than liens permitted pursuant to Subsection 2.05(b) of the PSA];

• UCC Search Results • Account Assignments

•       Vendor shall perform a UCC search on Originator in Nebraska, Transferor in Nebraska and the Issuer in Delaware and review the results of such search to determine whether any lien on any Subject Receivables (other than evidencing the interest of the Transferor, the Issuer or the Indenture Trustee) exists or has existed since the Start Date.

•       If, based on UCC searches, Vendor has found the existence of any lien on the Subject Receivables, Vendor shall determine whether such lien was Permitted Encumbrance.

•       Vendor shall review the Account Assignments.

•       If (i) no liens other than Permitted Encumbrances are discovered and (ii) executed Account Assignments for the related accounts are delivered, each Subject Receivable shall receive a “Test Pass” for this Test.

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(e) which at all times will be the legal, valid and binding payment obligation of the Obligor thereon, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

		Same as clause (b) of “Eligible Receivable” definition	Same as clause (b) of “Eligible Receivable” definition

	(f) which constitutes an “account” under and as defined in Article 9 of the UCC as then in effect in the applicable jurisdiction;	See below for testing of each component of “Eligible Account”.	See below for testing of each component of “Eligible Account”.

	(g) which is no more than 90 days past due as of the Cut Off Date or Addition Date, as applicable;	• Asset Selection Reports from December 1, 2008

•       Vendor shall review the Asset Section Reports to verify receivables met the delinquency requirements as of the applicable date

•       If the Receivable met the delinquency requirement, the related Subject Receivable shall receive a “Test Pass” for this Test.

	(h) which does not have an account holder known by [RPA Seller/the Transferor] to be deceased;	Same as clause (f) of the definition of “Eligible Account”	Same as clause (f) of the definition of “Eligible Account”

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(i) that has been the subject of either a valid transfer and assignment from [RPA Seller to the Purchaser/the Transferor to the Trust] of all [RPA Seller’s/Transferor’s] right, title and interest therein or the grant of a first priority perfected security interest therein (and in the proceeds thereof), effective until the termination of the [Certificate Trust/Trust];

		Same as clause (d) of “Eligible Receivable” definition	Same as clause (d) of “Eligible Receivable” definition

	(j) that, at the time of its transfer to the [Purchaser/the Trust], has not been waived or modified except as permitted hereunder;	Same as clause (b) of “Eligible Receivable” definition	Same as clause (b) of “Eligible Receivable” definition

(k) as to which, at the time of its transfer to the [Purchaser/Trust], [RPA Seller/Credit Card Originator and Transferor] has satisfied all obligations to be fulfilled at the time that it is transferred to the [Purchaser/Trust];

		Same as clause (d) of “Eligible Receivable” definition	Same as clause (d) of “Eligible Receivable” definition

(l) that at the time of its transfer to the [Purchaser/Trust], is not subject to any setoff, right of rescission, counterclaim, or other defense of the Obligor (including the defense of usury), other than defenses arising out of applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights in general;

		Same as clause (b) of “Eligible Receivable” definition	Same as clause (b) of “Eligible Receivable” definition

	(m) as to which, at the time of its transfer to the [Purchaser/Trust], [RPA Seller/neither the Credit Card Originator nor the Transferor] has taken any action that	Same as clause (d) of “Eligible Receivable” definition	Same as clause (d) of “Eligible Receivable” definition

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would, or failed to take any action the omission of which would, at the time of its transfer to the [Certificate Trust/Trust], impair the rights of the [Purchaser or its assignees/Certificateholders] therein

Definition of “Eligible Account” RPA, §1.01 PSA, §1.01	“Eligible Account” shall mean, as of the Cut Off Date (or, with respect to Additional Accounts as of the relevant Addition Date), each Account owned by [RPA Seller/Credit Card Originator], other than Business Accounts:

	(a) which is in existence and maintained with [RPA Seller/Credit Card Originator];	• Asset Selection Reports from December 1, 2008 forward	• If the Account Selection Report indicates that the account was coded as maintained by the RPA Seller, then the Subject Account shall receive a “Test Pass” for this Test.

	(b) which is payable in Dollars;	• Pooling and Servicing Agreement • Assignments of Receivables from September 1, 2010 through the Review Notice • Credit Card Agreements

•       If (i) the Pooling and Servicing Agreement states that amounts to be identified as United States dollars; (ii) each Assignment states that amounts are expressed in United States dollars; and (iii) the approved forms of the Credit Card Agreements used to create new accounts state that amounts are payable in United States dollars, then the Subject Account shall receive a “Test Pass” for this Test.

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	(c) the Obligor on which has provided, as its most recent billing address, an address which is located in the United States or its territories or possessions;	• Asset Selection Reports from December 1, 2008 forward

•       If the Account Selection Report indicates that the Obligor’s address was coded as in the United States or its territories or possessions, then the Subject Account shall receive a “Test Pass” for this Test.

	(d) which [RPA Seller/the Credit Card Originator] has not classified on its electronic records as counterfeit, cancelled, bankrupt, fraudulent, stolen or lost;	• Asset Selection Reports from December 1, 2008 forward

•       If the Account Selection Report indicates that the account was not coded as counterfeit, cancelled, bankrupt, fraudulent, stolen or lost, then the Subject Account shall receive a “Test Pass” for this Test.

(e) which [RPA Seller/the Credit Card Originator] has not charged off in its customary and usual manner for charging off such Accounts as of the Cut Off Date (or, with respect to Additional Accounts, as of the relevant Addition Date);

		• Asset Selection Reports from December 1, 2008 forward	• If the Account Selection Report indicates that the account was not coded as charged off, then the Subject Account shall receive a “Test Pass” for this Test.

	(f) the Obligor on which has not been identified by [RPA Seller/the Credit Card Originator] as being deceased;	• Asset Selection Reports from December 1, 2008 forward	• If the Account Selection Report indicates that the account was not coded as charged off, then the Subject Account shall receive a “Test Pass” for this Test.

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	(g) the Obligor on which is not a federal, state or local government or agency or instrumentality thereof;	• World’s Foremost Bank Charter • World’s Foremost Bank Articles of Association • Asset Selection Reports from December 1, 2008 forward

•       Review the WFB Charter and Articles of Association and verify that accounts for federal, state, or local governments or agency are not allowable under the terms

•       If the Account Selection Reports indicates that the cardholder name includes both a first and last name, then the Subject Account shall receive a “Test Pass” for this Test.

	(h) which has not been sold or pledged to any other party; and	• Asset Selection Reports from December 1, 2008 forward	• If the Account Selection Report indicates that the account was not coded as sold or pledged to another party, then the Subject Account shall receive a “Test Pass” for this Test.

	(i) which does not contain a Receivable that has been sold or pledged to any other party	• Asset Selection Reports from December 1, 2008 forward	• If the Account Selection Report indicates that the account was not coded as sold or pledged to another party, then the Subject Account shall receive a “Test Pass” for this Test.

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Definition of “Perfection Representations and Warranties” RPA, §1.01 PSA, §1.01

•       General. The [RPA/PSA] creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables and the proceeds thereof in favor of [the Purchaser and the Trustee as its Assignee/the Trust], which (i) in the case of existing Receivables and the proceeds thereof, is enforceable upon execution of the [RPA/PSA] against creditors of and purchasers from [RPA Seller/the Transferor], or with respect to then existing Receivables in Additional Accounts, as of the applicable Addition Date, and which will be enforceable with respect to Receivables hereafter and thereafter created and the proceeds thereof upon such creation, in each case as such enforceability may be limited by applicable Debtor Relief Laws, now or hereafter in effect, and by general principles of equity (whether considered in a suit at law or in equity) and (ii) upon filing of the financing statements described in subparagraph (d) below and, in the case of Receivables hereafter created, upon the creation thereof, will be prior to all other Liens.

		Same as clause (d) of “Eligible Receivable” definition	Same as clause (d) of “Eligible Receivable” definition

	• Accounts. The Receivables constitute “accounts” within the meaning of UCC Section 9-102.	See above for testing of each component of “Eligible Account” definition	See above for testing of each component of “Eligible Account” definition

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•       Creation. Immediately prior to the conveyance of the Receivables pursuant to the [RPA/PSA], the [RPA Seller or the Certificate Trust/Transferor] owns and has good and marketable title to the Receivables free and clear of any Lien, claim or encumbrances of any Person [provided, that, nothing in this clause (c) shall prevent or be deemed to prohibit the Transferor from suffering to exist upon any of the Receivables any Liens for any taxes if such taxes shall not at the time be due and payable or if the Transferor or the RPA Seller shall currently be contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves with respect thereto].

		Same as clause (d) of “Eligible Receivable” definition	Same as clause (d) of “Eligible Receivable” definition

•       Perfection. [RPA Seller/the Transferor] has caused or will have caused, within ten days of the Effective Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted by [RPA Seller to Purchaser and the Trustee as its assignee/the Transferor to the Trust] under the [RPA/PSA] in the Receivables arising in the Accounts designated to the Certificate Trust as of the Effective Date, and (if any additional filing is so necessary) within 10 days of the applicable Addition Date, in the case of Receivables arising in Additional Accounts.

		Same as clause (d) of “Eligible Receivable” definition	Same as clause (d) of “Eligible Receivable” definition

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•       Priority. Other than the security interest granted to the Certificate Trust pursuant to the [Existing PSA/PSA], the [RPA Seller/Transferor] has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables. [RPA Seller/the Transferor] has not authorized the filing of and is not aware of any financing statements against [RPA Seller/the Transferor] that include a description of collateral covering the Receivables other than any financing statement (i) relating to the security interest granted to Certificate Trust under the [Existing PSA/PSA] or (ii) that has been terminated.

		Same as clause (d) of “Eligible Receivable” definition	Same as clause (d) of “Eligible Receivable” definition